Exhibit 99

Media Relations – Cynthia A. Demers (480) 754-4090

Investor Relations – Stephen D. Blum (480) 754-5040

Dial Expects Third Quarter Results To Be Stronger Than Current
Analyst Estimates

Company to Close Mexico City Manufacturing Plant

Scottsdale, Ariz., October 10, 2001 – The Dial Corporation (NYSE:DL) today announced it expects third quarter earnings per share from continuing operations, before special charges, to be approximately $0.26 per share, which exceeds the current range of analyst estimates of $0.19 to $0.21 as reported by First Call and is stronger than the prior guidance that the Company provided in August. Better than anticipated results are due to strong sales and improvements in gross margin. The Company further said that it believes these positive trends will continue in the fourth quarter.

         The Company previously announced that it expects to incur special charges in the third quarter of 2001 of approximately $200 million after tax in connection with the sale of its Specialty Personal Care (SPC) business and approximately $10 million pre tax in connection with plant consolidations in the U.S. and Argentina. In addition to these charges, the Company will incur a special charge in the third quarter in connection with the closure of its Mexico City manufacturing plant. The Company now estimates that special charges in the third quarter will total approximately $210 million after tax.

         The Dial Corporation is one of America’s leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

         Statements in this press release as to the Company’s expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements include the Company’s expectations for earnings per share for the third quarter of 2001; continued strong sales and improved gross margins in the fourth quarter; and the estimated special charges associated with the sale of the SPC business and plant consolidations in the U.S., Argentina and Mexico.

         Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) economic conditions in the U.S. deteriorate resulting in lower sales, (2) competition in the categories in which the Company competes continues or intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (3) efforts to reduce costs are unsuccessful or do not yield anticipated savings, (4) new products, such as Renuzit OneTouch, Renuzit Fresh Gels, Renuzit Fresh Elements, Dial Complete and Purex Tabs, are unsuccessful or do not produce the sales anticipated, (5) there are increases in raw material, petroleum, natural gas and/or energy, (6) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, including the special charges taken in the third quarter of 2001, (7) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers, or (8) there is a devaluation of the Argentine Peso or economic conditions in Argentina continue to deteriorate. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Factors That May Affect Future Results and Financial Condition” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

         Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

###